Registration No. 333-275548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3ASR

REGISTRATION STATEMENT

NO. 333-275548

UNDER

THE SECURITIES ACT OF 1933

REVANCE THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0551645
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1222 Demonbreun Street, Suite 2000

Nashville, Tennessee, 37203

(615) 724-7755

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Shellie Hammock

General Counsel

Revance Therapeutics, Inc.

1222 Demonbreun Street, Suite 2000

Nashville, Tennessee, 37203

(615) 724-7755

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Pippa Bond, P.C. Van Whiting Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Telephone: (310) 552-4200	Julia Danforth Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by Revance Therapeutics, Inc. (“Revance” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-275548, pertaining to the registration of (i) an indeterminate amount and number of common stock, preferred stock, debt securities and warrants to purchase common stock, preferred stock, or debt securities and (ii) up to $47,160,393 of common stock of the Company that may be issued and sold under that certain Sales Agreement, dated May 10, 2022, by and between the Company and Cowen and Company, LLC, filed with the SEC on November 14, 2023.

On February 6, 2025, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of December 7, 2024 (as amended from time to time, and as amended by that certain Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of December 11, 2024, and that certain Amendment No. 2 to the Amended and Restated Agreement and Plan of Merger, dated as of January 17, 2025, the “A&R Merger Agreement”), by and among Crown Laboratories, Inc., a Delaware corporation (“Parent”), Reba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent completed its acquisition of the Company through a cash tender offer by Merger Sub (the “Offer”) to purchase all of the outstanding shares of Common Stock of the Company, followed by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the A&R Merger Agreement.

As a result of the Merger, the Company has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on February 12, 2025.

Revance Therapeutics, Inc.

By:	/s/ Jeffery A. Bedard
Name:	Jeffery A. Bedard
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.